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                                                                    EXHIBIT 23.1

             Consent and Report on Schedule of Independent Auditors

To the Board of Directors of Sturm, Ruger & Company, Inc.:


The audits referred to in our report dated February 6, 2004 included the related financial statement schedule for each of the years in the three-year period ended December 31, 2003, included in the Sturm, Ruger & Company, Inc. 2003 Annual Report on Form 10-K. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein for each the years in the three-year period ended December 31, 2003.

We consent to the use of our reports included herein and incorporated by reference in the Registration Statements of Sturm, Ruger & Company, Inc. on Form S-8 (Nos. 333-84677 and 333-53234) relating to the consolidated balance sheets of Sturm, Ruger & Company, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders' equity, and cash flows and related financial statement schedule for each of the years in the three-year period ended December 31, 2003, which reports appear in the Sturm, Ruger & Company, Inc. 2003 Annual Report on Form 10-K.

                                                      KPMG LLP

Stamford, Connecticut
March 11, 2004



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